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                                                                    Exhibit 4.3

                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT
                       -----------------------------------

         WHEREAS, as of January 31, 1997, CheckFree Corporation, a Delaware corporation (the "Corporation"), and KeyCorp Shareholder Services, Inc. ("KeyCorp"), entered into a Rights Agreement (the "Rights Agreement"); and

         WHEREAS, pursuant to Section 21 of the Rights Agreement, KeyCorp resigned as Rights Agent under the Rights Agreement effective as of June 9, 1997;

         WHEREAS, the Corporation appointed Fifth Third Bank, an Ohio banking association ("Fifth Third"), as successor Rights Agent under the Rights Agreement, and Fifth Third accepted such appointment on June 9, 1997; and

         WHEREAS, the Corporation and Fifth Third wish to amend the Rights Agreement;

         NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

         1. The Corporation represents that this Amendment No. 2 complies with the requirements of Section 27 of the Rights Agreement.

         2. The Corporation and Fifth Third hereby agree that Section 1(ff) of the Rights Agreement shall be amended to read in its entirety as follows:

                  "(ff) "15% Stockholder" shall mean any Person that, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of such number of Voting Shares of the Company as constitutes a percentage of the then outstanding Voting Shares that is equal to or greater than 15%; provided, however, that the term "15% Stockholder" shall not include: (i) an Exempt Person; (ii) any Person that, together with all Affiliates and Associates of such Person, became the Beneficial Owner of 15% or more of the Voting Shares of the Company on or prior to October 31, 1997 ("Existing Owner"), unless and until such Existing Owner, after October 28, 1997, becomes the Beneficial Owner of additional Voting Shares representing 1% or more of the Voting Shares or, after first becoming the Beneficial Owner of less than 15% of the Voting Shares, again becomes the owner of 15% or more of the Voting Shares; or (iii) any Person if such Person would not otherwise be a 15% Stockholder but for a reduction in the number of outstanding Voting Shares resulting from a stock repurchase program or other similar plan of the Company or from a self-tender offer of the Company, which plan or tender offer commenced on or after the date hereof, provided, however, that the term "15% Stockholder" shall include such Person from and after the first date upon which (A) such Person, since the date of the commencement of such plan or tender offer, shall have acquired Beneficial Ownership of, in the aggregate, a number of Voting Shares of the Company equal to 1% or more of the Voting Shares of the Company then outstanding and (B) such Person, together with all Affiliates and Associates of such Person, shall Beneficially Own 15% or more of the Voting Shares of the Company then outstanding. In calculating the percentage of the outstanding Voting Shares that are Beneficially Owned by a Person for purposes of this subsection (ff), Voting Shares that are Beneficially Owned by such Person shall be deemed outstanding, and Voting Shares that are not Beneficially Owned by such Person and that are subject to issuance upon the exercise or conversion of outstanding conversion rights, exchange rights, rights (other than Rights), warrants or options shall not be deemed outstanding. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person that would otherwise be a 15% Stockholder pursuant to the foregoing provisions of this Section 1(ff) and Section 1(b) hereof has become such inadvertently, and such Person (a) promptly notifies the Board of Directors of such status and (b) as promptly as practicable thereafter, either divests of a sufficient number of Voting Shares so that such Person would no longer be a 15% Stockholder, or causes any other circumstance, such as the existence of

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         an agreement respecting Voting Shares, to be eliminated such that such
         Person would no longer be a 15% Stockholder as defined pursuant to this
         Section 1(ff) and 1(b), then such Person shall not be deemed to be a 15% stockholder for any purposes of this Agreement. Any determination made by the Board of Directors of the Company as to whether any Person is or is not a 15% Stockholder shall be conclusive and binding upon all holders of Rights."

         3. Except as otherwise amended hereby, the Rights Agreement, as amended, shall remain unchanged and in full force and effect.

         IN WITNESS WHEREOF, the Corporation and Fifth Third have executed this Amendment No. 2 to Rights Agreement as of the 28th day of October, 1997.

                                  CHECKFREE CORPORATION

                                  By:  /s/ Peter J. Kight
                                      ------------------------------------------
                                           Peter J. Kight
                                           Chairman of the Board, President, and
                                           Chief Executive Officer


                                  FIFTH THIRD BANK

                                  By:  /s/ Dana S. Hushak
                                      ------------------------------------------
                                  Name:   Dana S. Hushak
                                        ----------------------------------------
                                  Title:   Vice President
                                         ---------------------------------------

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